Exhibit 99.12

Exhibit 99.12

AZZ incorporated

Financial and Other Statistical Information

(unaudited)

($ in Thousand except per share amount)

	Actual Quarter Ended November 30, 2003	Actual Year to Date November 30, 2003	Projected Year Ended Feb. 29, 2004
Net Sales:
Electrical and Industrial Products	$21,110	$67,391	$88,000 to $91,000
Galvanizing Services	$12,228	$36,305	$47,000 to $49,000

Total Sales	$33,338	$103,696	$135,000 to $140,000
Diluted earnings per share	$0.21	$.57	$.72 to $.78
Operating Margins:
Electrical and Industrial Products	7.7%	6.9%	6.5%
Galvanizing Services	18.8%	17.3%	16.5%
Cash Provided By Operations		$13,024	$15,000
Capital Expenditures		$1,992	$5,000
Depreciation and Amortization of Intangible Assets and Debt Issue Cost		$4,774	$6,300

AZZ incorporated

Financial and Other Statistical Information

(unaudited)

($ in Thousand)

Quarter Ended Nov. 30, 2003
Book to Ship Ratio:
8-31-03 Backlog	$48,477
Qtr. Ending 11-30-03 Bookings	$37,324
Qtr. Ending 11-30-03 Shipments	$33,338
11-30-03 Backlog	$52,463
Book to Ship Ratio	112%
Outstanding Accounts Receivable Days	58 Days

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